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                                                                EXECUTION COPY

                             EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated April 26, 2002 by and between Premcor Inc. (the "Company") and Henry Kuchta (the "Executive").

         1. Term of Employment. Subject to the provisions of Section 8, Executive shall be employed by the Company for a period commencing on April 26, 2002 ("Start Date") and ending on May 1, 2004 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with May 1, 2004 and on each May 1 thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto not less than 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

         2. Position.

            a. During the Employment Term, Executive shall serve as the Company's full-time Executive Vice President-Refining and Chief Operating Officer and as the Executive Vice President-Refining and Chief Operating Officer of The Premcor Refining Group Inc. and Premcor USA Inc. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer and/or Board of Directors of the Company (the "Board").

            b. During the Employment Term, Executive shall devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization and (ii) subject to the prior written approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 9.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $250,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual rate of base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

         4. Annual Bonus. With respect to each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") if net earnings per share to common shareholders of the Company, calculated on a fully diluted basis and according to GAAP, as determined by the Company's outside auditors, excluding the after-tax impact of any extraordinary or special items that the Board determines in good faith are not appropriately includable in the Annual Bonus calculation



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because such items do not accurately reflect the operating performance of the
Company, such as inventory write ups and write downs, LIFO adjustments, asset purchase or sale-related gains or losses and acquisition-related write downs ("Adjusted EPS"), is at least equal to $2.50. Upon achievement of such Adjusted EPS, the Annual Bonus shall equal fifty percent (50%) of his Base Salary (the "Base Bonus") plus, for each $0.01 increase in the applicable fiscal year's Adjusted EPS above $2.50 (calculated as described in the foregoing sentence), an amount equal to one percent of Executive's Base Salary, provided that in no event shall the Annual Bonus be greater than three times Executive's Base Salary. The Annual Bonus shall be paid to Executive within fifteen business days after the outside auditors approve the Company's year-end earnings release. The Annual Bonus for 2002 shall be calculated based on earnings from January 1, 2002, and the resulting amount multiplied by 9/12ths, to arrive at the amount due for the nine months of 2002, so long as Executive is employed hereunder as of December 31, 2002. Annual Bonuses for subsequent full years during which Executive is employed hereunder will reflect the full year (January 1 through December 31).

         5. Equity Arrangements.

            a. Initial Options. Upon the date of this Agreement, the Company shall grant to Executive stock options to purchase 50,000 shares of Company common stock at an exercise price equal to $10 per share (the "Initial Options"). Subject to Executive's continued employment with the Company, such Initial Options will vest in equal installments on each of the first three anniversaries of the date of grant, and will become fully vested upon the occurrence of a Change in Control (as defined in the Company's 2002 Equity Incentive Plan (the "Plan")). Other terms and conditions of the Initial Options shall be as set forth herein, in the Plan and an option agreement between the Company and Executive.

         b. Options at Initial Public Offering.

            (i) The Company contemplates an initial public offering of shares of common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Initial Public Offering") during the year 2002. At the time, if any, of such Initial Public Offering, the Company shall grant to Executive a stock option to purchase 25,000 shares of Company common stock at an exercise price equal to the public offering price per share paid by the initial purchasers in the Initial Public Offering less the underwriting commission per share (the "IPO Options"). Subject to Executive's continued employment with the Company, such IPO Options will vest in equal installments on each of the first three anniversaries of the date of grant, and will become fully vested upon the occurrence of a Change in Control of the Company. Other terms and conditions of the IPO Options shall be as set forth herein, in the Plan and an option agreement between the Company and Executive.

            c. Annual Options. During the month of January in each of the years 2003 and 2004, Executive shall receive a grant of options to purchase 25,000 shares of Company common stock at an exercise price per share equal to Fair Market Value (as defined in the Plan) on the date of grant (the "Annual Options"). Subject to Executive's continued employment with the Company, such Annual Options will vest in equal installments on each of the first three anniversaries of the date of grant, and will become fully vested upon the occurrence of a Change


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in Control of the Company. Other terms and conditions of the Annual Options shall be as set forth herein, in the Plan and an option agreement between the Company and Executive. If the Company should, prior to any Annual Option grant, be involved in any merger, reorganization, stock split or spinoff or other similar event, the number of shares subject to the Annual Options yet to be granted, as provided above, shall be adjusted on a pro rata basis. Executive's Initial Options, IPO Options and Annual Options are herein collectively referred to as the "Executive Options".

            d. Restrictions. All shares acquired by exercise of the Executive Options shall be subject to (x) standard lock-up restrictions as recommended by the underwriter following the Company's Initial Public Offering and any subsequent sales of shares of common stock to the public, and (y) the terms and conditions specified in Appendix A hereto, which are hereby incorporated into this Agreement with the same effect as if they had been set forth herein.

         6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans (which term does not include bonus or incentive compensation plans), other than any non-qualified pension plan or any severance pay plan, as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall also be entitled to participate in any senior executive retirement plan as may be adopted hereafter by the Company.

         7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company following presentation by Executive of proof of such expenses, as and when reasonably required by the Company.

         8. Termination. The Employment Term and Executive's employment hereunder may be terminated by the Company at any time and for any reason or by Executive for Good Reason. Notwithstanding any other provision of this Agreement (other than Section 13(h)), the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

            a. By the Company For Cause or By Executive Resignation Without Good Reason.

            (i) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                  (A) the Base Salary through the date of termination;

                  (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year (including, if applicable, 2002);

                  (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement prior to the date of Executive's termination;


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                  (D) such Employee Benefits, if any, as to which Executive
         may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights"); and

                  (E) the benefits as provided pursuant to the Premcor Senior Executive Retirement Plan, if it has previously become vested, accrued in respect to any prior fiscal year.

         Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(i), in the Plan and any applicable option agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

            (ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 20 days following written notice by the Company to Executive of such failure, (B) Executive's conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, other than an act or omission that was committed or omitted by Executive in the good faith belief that it was in the best interest of the Company or (D) Executive's breach of the provisions of Sections 9 or 10 of this Agreement.

         b. Disability or Death.

            (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

            (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:


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                  (A) the Accrued Rights;

                  (B) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated; and

                  (C) any vested benefit as provided in the Premcor Senior Executive Retirement Plan, accrued to the date of termination of employment.

         Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), in the Plan and any applicable option agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  c. By the Company Without Cause or Resignation by Executive for Good Reason.

                  (i) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                  (A) the Accrued Rights;

                  (B) subject to Executive's continued compliance with the provisions of Sections 9 and 10, payment, within 60 days of the date of termination of Executive's employment, of a lump sum equal to three times the sum of Executive's Base Salary and Base Bonus; and

                  (C) the benefits as provided in the Premcor Senior Executive Retirement Plan, whether or not previously vested.

         Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 8(c)(i), and the Plan and any applicable option agreement, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean, without Executive's consent, (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder,
(B) any substantial and sustained diminution in Executive's authority or responsibilities from those described in Section 2 hereof or (C) relocation of Executive's principal place of business by more than 30 miles, provided that relocation to St. Louis, MO or Greenwich, CT shall not constitute Good Reason; provided that the events described in clauses (A), (B) and (C) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good


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Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

                  d. Expiration of Employment Term.

         (i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If Executive provides the Company notice of non-extension of the Employment Term pursuant to Section 1, Executive shall be entitled to receive the Accrued Rights. If the Company provides Executive notice of non-extension of the Employment Term pursuant to
Section 1, Executive shall be entitled to receive the benefits provided in Sections 8(c)(i)(A) - (C), above.

         Following such termination of Executive's employment hereunder as a result either party's election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  f. Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

         9. Non-Solicitation; Non-Competition.

                  a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

         (1) While Executive is employed by the Company and for six months following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive shall not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly

                  (i) solicit, or assist in soliciting, in competition with the Company, the potential acquisition of refining assets in the United States;

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                  (ii) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;

                 (iii) hire any such person who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or whose employment with the Company terminated within six months prior to the date of such hire (other than any such person whose employment was terminated by the Company without cause); or

                  (iv) solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

              (2) While Executive is employed by the Company and, following termination of employment by the Company for Cause or by Executive without Good Reason, for the remainder of the Employment Term (without regard to Executive's termination of employment), Executive shall not directly or indirectly:

                  (i) engage in the business of petroleum refining or oil product wholesaling in the United States

                  (ii) engage in any other business in which the Company or
                       its affiliates is engaged at the time of the termination of Executive's employment, provided such other business is contributing more than 10% of the Company's consolidated annual revenues or net income at the time of the termination of Executive's employment (any of the businesses described in the preceding subparagraph (i) and this subparagraph (ii) being referred to as a "Competitive Business");

                 (iii) enter the employ of, or render any services to, any
                       entity (or any division, affiliate, business unit or segment of any entity) which engages in a Competitive Business; provided that, notwithstanding the foregoing, it shall not be a breach of Section 9(a)(2) for Executive to provide services to any division, affiliate, business unit or segment of any entity so long as (x) such division, affiliate, business unit or segment does not itself engage in a Competitive Business and (y) Executive does not, directly or indirectly, provide services or advice to any division, affiliate, business unit or segment of the entity that does engage in a Competitive Business;

                  (iv) acquire a financial interest in (other than a passive investment acquired through a hedge fund or similar vehicle), or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                  (v) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and their customers, clients or suppliers in connection with or on behalf of a Competitive Business.


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              (3)    Notwithstanding anything to the contrary in this Agreement,
Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                  b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

            10. Confidentiality. Executive agrees to hold all Company information confidential ("Confidential Information") and shall not at any time disclose, retain, or use such Confidential Information for Executive's own benefit or the benefit of any other person, without the written authorization of the Board; provided that the foregoing shall not apply to the extent that information is required to be disclosed by law. Executive agrees that upon termination of Executive's employment with the Company for any reason, he shall return to the Company immediately all Confidential Information and all copies thereof or therefrom, in any way relating to the business of the Company.

            11. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

            12. Gross-Up Payment.

                  a. If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive's benefit (other than any amounts payable pursuant to this Section 12) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the amount necessary such that after payment by Executive of



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all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  b. All determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors (the "Auditor"). The Auditor shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf) within 5 days of the receipt of the Auditor's determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf), the Company may require Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive's behalf, in which event the provisions of Section 12(c) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor's calculation of the Gross-Up Payments (an Underpayment"). In the event that the Company exhausts its remedies pursuant to this Section 12 and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf).

                  c. Executive shall notify the Company in writing of any claim that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax



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or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Section 12, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  d. If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 12, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 12, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company's receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         13. Miscellaneous.

                  a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in any court of competent jurisdiction in the State of New York, and the parties hereby submit to the exclusive jurisdiction of such courts. The parties (and any affiliates of the Company or beneficiary or permitted transferee of Executive) irrevocably waive any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any court of competent jurisdiction in the State of New York, and hereby irrevocably waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum.


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                  b. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters herein (including, without limitation, Executive's compensation, benefits and severance). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company, with Executive's consent, such consent not to be unreasonably withheld, to a person or entity that is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                  f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees of the Executive.

                  g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or five days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  Premcor Inc.
                  8182 Maryland Avenue
                  Suite 600
                  St. Louis, MO  63105
                  Attention:  General Counsel

                  With a copy to:

                  The Blackstone Group, L.P.
                  345 Park Avenue
                  New York, NY  10154
                  Attention:  Robert L. Friedman

                  If to Executive:

                  Henry Kuchta
                  6 Hussars Camp Place
                  Ridgefield, CT 06877


                  h. Release. As a condition of receipt of the benefits described in Section 8, Executive will be required to enter into a full and complete release of the Company from any and all claims which Executive may then have for whatever reason or cause in connection with Executive's employment and the termination thereof (including, without limitation, any rights under an employment agreement which may then be in effect), other than those obligations specifically set out in this Agreement, the Plan, indemnification provisions in the Company's by-laws and obligations of the Company to the extent that the documents providing for such obligations specifically provide that the obligations are in addition to obligations under this Agreement.

                  i. Disputes. Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of equitable relief in accordance with applicable law under Section 11 hereof, shall be exclusively resolved by a single experienced arbitrator licensed to practice law in New York, selected in accordance with the American Arbitration Association rules and procedures, at an arbitration to be conducted in New York City pursuant to the National Rules for the Resolution of Employment Disputes rules of the American Arbitration Association ("AAA") with the arbitrator applying the substantive law of the State of New York as provided for under Section 13(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction in accordance with Section 13(a). Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration.

                  j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                  k. Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive's employment hereunder. The Company shall provide Executive with a reasonable stipend and shall reimburse Executive for reasonable expenses incurred as a result of Executive's cooperation with the Company. This provision shall survive any termination of this Agreement.

                  l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  n. Shareholder Approval. This Agreement shall be subject to, and shall only be effective following, the approval of the Company's shareholders as of the date hereof who owned, as of the date hereof, more than 75% of the voting power of all outstanding stock of the Company, determined and obtained in a manner consistent with the methodology described in proposed Treasury Regulation Section 1.280G-1, or any successor thereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


         PREMCOR INC.




/s/ Thomas D. O'Malley                                /s/ Henry Kuchta
-------------------------------                      ---------------------------
By:      THOMAS D. O'MALLEY                                   HENRY KUCHTA
Title:   Chairman, President and
         Chief Executive Officer

                                  APPENDIX A

                  Pursuant to the employment agreement between Premcor Inc. (the "Company") and the Executive dated as of April 15, 2002 (the "Employment Agreement"), the Executive has been or will be granted Initial Options, IPO Options, and Annual Options (each as defined in the Employment Agreement; collectively, the "Options") to purchase shares of Common Stock ("Common Stock" or "Shares") of the Company (the "Executive Shares") pursuant to the Company's 2002 Equity Incentive Plan (the "Plan") and one or more option agreements. All capitalized terms not defined herein shall have the meaning prescribed by the Employment Agreement.

                  The Company and the Executive agree to the following terms and conditions:

                  1. Limitations on Transfer. (a) The Executive hereby agrees that, except for any transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition of any Executive Shares or any interest therein ("Transfer") effected pursuant to an effective registration statement filed under the Securities Act, no Transfer shall occur unless the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company, of counsel reasonably satisfactory to the Company, that such Transfer is exempt from the provisions of Section 5 under the Securities Act.

                  (b) The Executive hereby agrees that, except for Transfers in connection with a sale of shares of Common Stock to the public pursuant to an effective registration statement filed under the Securities Act ("Public Offering"), Transfers pursuant to Rule 144 (other than Rule 144(k)) under the Securities Act and Transfers pursuant to Section 4 or 5, no Transfer shall occur unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Appendix A.

                  2. Transfers to Affiliates. Notwithstanding anything contained herein to the contrary, the Executive shall be entitled from time to time to Transfer any or all of the Executive Shares beneficially owned by the Executive to the Executive's spouse or descendants, or to a trust for the primary benefit of the Executive's spouse or descendants, or to a foundation established and controlled by the Executive, the Executive's spouse, the Executive's descendants or such trusts, or to any other entity the owners of which consist exclusively of the Executive, the Executive's spouse, the Executive's descendants or such trusts ("Permitted Affiliate"), that, in each such case, agree in writing satisfactory in form and substance to the Company to become a party to, and be bound to the same extent as its transferor by the terms of this Appendix A.

                  3. Effect of Void Transfers. In the event of any purported Transfer of any shares of Common Stock in violation of the provisions of this Appendix A, such purported Transfer shall be void and of no effect and the Company shall not give effect to such Transfer.

                  4. Tag-Along Rights. (a) So long as this Appendix A remains in effect and Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliated co-investors in the Company (collectively, "Blackstone") beneficially owns not less than one-fourth of the Common Stock owned by Blackstone on the date hereof, with respect to any proposed Transfer by Blackstone (in such capacity, a "Transferring Stockholder") of 50% or more of the shares of Common Stock then held by Blackstone, other than a Transfer (A) to any affiliate of Blackstone or any stockholder, partner or other equity owner of any such affiliate or Blackstone or (ii) pursuant to a Public Offering, the Transferring Stockholder shall have the obligation, and the Executive and the Permitted Affiliates shall have the right, to require the proposed transferee to offer to purchase from the Executive and the Permitted Affiliates (in such capacity, a "Tagging Stockholder") a number of the Executive Shares up to the product (rounded up to the nearest whole number) of (A) the quotient determined by dividing (x) the aggregate number of Shares owned by Blackstone to be included in the contemplated Transfer by (y) the aggregate number of Shares owned by Blackstone immediately prior to the contemplated Transfer and (B) the total number of Executive Shares owned by the Tagging Stockholder, and at the same price per share of Common Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) applicable to the Transferring Stockholder; provided, that in order to be entitled to exercise his right to sell shares of Common Stock to the proposed transferee pursuant to this Section 4, the Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements that the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Common Stock of the Transferring Stockholder; and provided further, that all representations and warranties shall be made by the Tagging Stockholder and the Transferring Stockholder severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholder (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis.

                  (b) The Transferring Stockholder shall give notice to the Executive of each proposed Transfer giving rise to the rights of the Tagging Stockholder set forth in the first sentence of Section 4(a) at least 15 business days prior to the proposed consummation of such Transfer, setting forth the number of shares of Common Stock proposed to be so transferred, the name and address of the proposed transferee, the proposed amount and form of consideration and the other terms and conditions offered by the proposed transferee, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 4 and has agreed to purchase shares of Common Stock in accordance with the terms hereof. The tag-along rights provided by this Section 4 must be exercised by the Tagging Stockholder within five business days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder's desire to exercise his rights and specifying the number of shares of Common Stock he desires to sell.

                  (c) If the Tagging Stockholder exercises his rights under
Section 4(a), the closing of the purchase of the Executive Shares with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder's Shares.

                  5. Drag-Along Rights. So long as this Appendix A shall remain in effect and Blackstone beneficially owns not less than one-fourth of the Common Stock owned by Blackstone on the date hereof, if Blackstone receives, in a privately negotiated transaction, an offer from a person other than the Executive or any of his affiliates (a "Third Party") to purchase 50% or more of the shares of Common Stock then owned by Blackstone and such offer is accepted by Blackstone, then, at the request of Blackstone, the Executive agrees that he will Transfer the Applicable Number (as defined below) of Executive Shares to such Third Party upon the terms and conditions of the offer (including without limitation time of payment and form of consideration) applicable to Blackstone, provided that the Executive must agree to make to the Third Party the same representations, warranties, covenants, indemnities and agreements that Blackstone agrees to make in connection with the proposed Transfer; and provided further, that all representations and warranties shall be made by the Executive and Blackstone severally and not jointly and that the liability of the Executive and Blackstone (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the Third Party and shall be borne by each of them on a pro rata basis. The "Applicable Number" shall mean a number (rounded up to the nearest whole number) equal to the product of (i) the quotient determined by dividing (A) the aggregate number of shares owned by Blackstone to be included in the contemplated Transfer by (B) the aggregate number of shares owned by Blackstone immediately prior to the contemplated Transfer and (ii) the total number of Executive Shares.

                  6. Right of First Refusal. In the event Executive or a Permitted Affiliate (other than to a Permitted Affiliate) enters into an agreement prior to the consummation of the Company's Initial Public Offering to transfer Executive Shares, the transferor shall give written notice to Blackstone of the proposed Transfer, including a complete copy of any written agreement and a complete and accurate summary of any unwritten agreements relating to the proposed Transfer, no later than ten days prior to the date of the proposed Transfer. By written notice given to the transferor no later than seven days after receipt of such notice and description, Blackstone may purchase the Shares proposed to be Transferred on the same terms and conditions.

                  7. Additional Securities Subject to Appendix A. The Executive agrees that all shares of Common Stock that he shall hereafter acquire by means of a stock split, stock dividend, or distribution shall track the rights and obligations applicable to the Executive Shares to which such split, stock dividend or distribution relates.



                                                                             3